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Exhibit 10.4
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EMPLOYMENT AGREEMENT
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THIS AGREEMENT is made and entered into as of March 1, 1993, by and between BCT
International, Inc., a Delaware corporation (together with its subsidiaries, "BCT") and William A. Wilkerson ("Employee").

W I T N E S S E T H:
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WHEREAS, BCT desires to secure the services of Employee, and Employee desires to furnish such services to BCT upon the terms and conditions set forth in this Agreement; and

WHEREAS, Employee, by reason of the nature of Employee's duties, will be provided access to BCT's trade secrets and other confidential information and BCT desires to maintain the confidentiality of the same.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.  Duties.  BCT hereby employees Employee, and Employee agrees to serve BCT, as
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its Chairman of the Board and Chief Executive Officer, or in a comparable position, for the term set forth below in paragraph 3. During the entire term of his employment, Employee shall be the chief executive officer of BCT, responsible for overall management and supervision of all the operations of BCT. Employee agrees to carry out such employment in a good and professional manner and to the reasonable satisfaction of BCT. Employee shall serve under the direction and supervision of the Board of Directors of BCT (the "Board"). Employee, in his discretion, may perform a substantial portion of his services from locations other than BCT's principal office, provided that the use of such locations does not materially impair the performance of his duties.

2.  Compensation.  BCT covenants and agrees that, in consideration of the
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services performed hereunder, it will pay to Employee at its regular and customary intervals a minimum annual salary during the term of this Agreement as follows:


Year ending February 28, 1994    $225,000

Year ending February 28, 1995    $275,000

Year ending February 29, 1996    $275,000

Year ending February 28, 1997    $300,000

Year ending February 28, 1998    $300,000

Year ending February 28, 1999    $300,000

Year ending February 29, 2000    $300,000

Employee shall also be eligible for such bonuses and additional salary increases as the Board deems appropriate in its sole discretion.

3.  Term.  The term of Employees employment hereunder shall be through February
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29, 2000, subject to the termination provisions set forth in paragraphs 7, 8 and
9 hereof.
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4.  Benefits.  Employee shall be entitled to the following benefits during the
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period of his employment hereunder:

(a) BCT shall provide Employee with an automobile of his choice, and shall pay for appropriate insurance thereon, for use by Employee in connection with his employment; provided, however, that BCT's monthly expense for this benefit shall not exceed an amount deemed reasonable by the Board.

(b) BCT shall pay the reasonable cost of an annual physical examination of Employee.

(c) BCT shall pay the reasonable cost of preparation of Employee's annual personal income tax returns.

(d) Employee shall be entitled, in accordance with BCT's general policies for senior management, to participation in any pension, stock option, employee stock ownership and profit sharing plans, incentive/performance awards, paid vacation, health, casualty, disability and life insurance and other employment benefits as are made available from time to time by the Board.

(e) BCT shall reimburse Employee for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder upon the presentation of appropriate documentation therefor in accordance with BCT's regular procedures.

5.  Disability.  In the event that Employee shall be incapacitated by reason of
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mental or physical disability or otherwise during the term of his employment such that he is substantially prevented from performing his principal duties and services hereunder for a period of 90 consecutive days, or for shorter period aggregating 90 days during any twelve-month period, BCT thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon his employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by BCT one-half of his salary in effect on the date of termination for the remaining term of this Agreement, paid at BCT's regular and customary intervals for the payment of salaries. Employee shall accept such payment in full discharge and release of BCT of and from any further obligations under this Agreement.

6.  Death.  In the event of Employee's death during the term of his employment,
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his designated beneficiary or, if no such beneficiary shall have been designated by employee, the estate of employee, shall be entitled to receive and shall be paid by BCT one-half of Employee's salary in effect on the date of his death for the remaining term of this Agreement, paid at BCT's regular and customary intervals for the payment of salaries, in full discharge and release of BCT of and from any further obligations under this Agreement.

7.  Termination for Cause.
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(a)  BCT shall have the right to terminate the employment of Employee hereunder for cause at any time if:

(i) Employee shall be convicted by a court of competent and final jurisdiction of any crime (whether or not involving BCT) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise act in such a manner as to materially adversely reflect upon the reputation of BCT; or
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(ii)  Employee shall commit any material act of fraud, embezzlement or similar conduct against or shall breach a material fiduciary obligation to BCT; or

(iii) Employee shall fail or refuse to perform in any material respect any of his duties and responsibilities as required by this Agreement, provided that termination of Employee's employment pursuant to this subparagraph 7(a) (iii) shall not constitute valid termination for cause unless Employee shall first have received written notice from the Board stating specifically the nature of such failure or refusal and affording Employee at least 30 days to correct the complained of act or omission.

(b) In the event that the employment of Employee shall be terminated by BCT for cause pursuant to subparagraph 7(a)(i) or (ii) hereof, Employee shall be entitled to receive the salary provided for in paragraph 2 hereof through the date of such termination. In the event that the employment of Employee shall be terminated by BCT for cause pursuant to subparagraph 7(a)(iii) hereof, Employee shall be entitled to receive the salary provided for in paragraph 2 hereof for one month after the date of termination. Employee shall accept payment pursuant to this subparagraph 7(b) in full discharge and release of BCT of and from any further obligations under this Agreement. Nothing contained in this paragraph 7 shall constitute a waiver or release by BCT of any rights or claims it may have against Employee pursuant to paragraph 10 hereof or for actions or omissions which may give rise to an event causing termination of this Agreement pursuant to this paragraph 7.

8.  Termination Without Cause.
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(a)  BCT may terminate Employee's employment hereunder without cause at any time upon 30 days prior written notice, provided that in such event Employee shall be paid his minimum salary in accordance with paragraph 2 through the date set forth in paragraph 3, at BCT's regular and customary intervals for the payment of salaries. In addition, during such period Employee shall continue to receive his benefits described in paragraph 4 as in effect at the date of termination. Employee shall accept such payments and benefits in full discharge and release of BCT of and from any further obligations under this Agreement.

(b) For purposes of this Agreement, the following events shall be deemed, at Employee's option, which must be exercised by written notice delivered to BCT within 30 days following occurrence of the event in question, a termination of Employee's employment hereunder without cause:

(i) The location at which Employee's primary responsibilities are to be carried out is moved to any location more than 25 miles from the present location of BCT without the prior written approval of Employee.

(ii) Employee's responsibilities are substantially changed without the prior written approval of Employee.

(iii) Employee is instructed by the Board to implement or abide by a material decision which is made in bad faith inconsistent with the purpose and intent of this Agreement and the Board fails to rescind such decision within 10 days after Employee's written objection to such order.

9.  Termination by Employee.  Employee may terminate his employment hereunder,
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subject to the restrictive covenants hereinafter stated, upon giving 60 days prior written notice to BCT, in which event Employee's salary and benefits, as set forth in paragraphs 2 and 4, shall be continued through the date of termination. Employee shall accept such salary and benefits in full discharge and release of BCT of and from any further obligations under this Agreement.
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10.  Restrictive Convenants.
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(a)  Employee recognizes and acknowledges that confidential information may exist, from time to time, with respect to the business of BCT. Accordingly, Employee agrees that he will not, during or after term of employment hereunder, except if required in connection with his duties hereunder, disclose any confidential information relating to the business of BCT to any individual or entity. The provisions of this paragraph 10(a) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Employee's breach of his obligations hereunder), information which is or shall become available in trade or other publications (except by reason of Employee's breach of his obligations hereunder), and information which Employee is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court and, when reasonably possible, if Employee shall give BCT prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems appropriate).

(b) As used in this Agreement, "confidential information" shall mean studies, plans, reports, surveys, analyses, sketches, drawings, notes, records, unpublished memoranda or documents, and all other nonpublic information relating to BCT's activities, including, without limitation, all methods, processes, techniques, shop practices, equipment, research data, marketing and sales information, personnel data, customer lists, supplier lists, franchisee lists, employee lists, financial data, and all other techniques, know-how and trade secrets which presently or in the future are in the possession of BCT. "Confidential information" shall not include general knowledge, expertise or skills gained by Employee with respect to the industry in which BCT operates.

(c) For so long as he is employed hereunder, Employee shall not engage (either as principal, agent or consultant, or through any corporation, firm or organization in which he may be an officer, director, employee, controlling stockholder, partner, member or with which he is otherwise affiliated) directly or indirectly in any activity or business anywhere which is competitive with BCT. In addition, unless he is terminated without cause pursuant to paragraph 8 hereof, Employee will not so engage in any such competitive activity for a period of three years after termination. Employee acknowledges that this paragraph shall not be construed to limit in any way Employee's obligations regarding use or disclosure of confidential information as set forth above in paragraph 10(a).

(d) All memoranda, notes, records, reports, software, sketches, photographs, drawings, plans, papers, or other documents or computer-stored information made or compiled by or made available to Employee in the course of employment with BCT, including all copies thereof, are and shall be the sole and exclusive property of BCT and shall be promptly delivered and returned to BCT by Employee immediately upon termination of employment with BCT.

11.  Injunction.  Employee acknowledges that the services to be rendered by him
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are of a special, unique and extraordinary character and that, in connection with such services, he will have access to confidential information vital to BCT's business. Accordingly, Employee consents and agrees that if he violates any of the provisions of paragraph 10 hereof, BCT would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, BCT shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from committing or continuing any such violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting BCT from pursuing any other remedy or remedies including, without limitation, recovery of damages.
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12.  Modification or Elimination of Restrictions.  In the event that any of the
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restrictions contained in paragraph 10 hereof shall be held to be in any way an unreasonable restriction on Employee, then the court so holding may reduce the territory and/or period of time in which such restriction operates, or modify or eliminate any such restriction to the extent necessary to render such paragraphs enforceable.

13.  Arbitration; Litigation.  Except for the relief provided for in paragraphs
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11 and 12, any controversy or claim arising out of or relating to this Agreement or the breach or validity of any part hereof shall be settled solely through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have substantial knowledge and experience in the operation of companies doing business in fields similar to BCT's. The arbitration shall be conducted in Broward County, Florida. Expenses of the arbitration, including the arbitrator's fees, shall be shared equally by the parties, with the prevailing party entitled to reimbursement by the non-prevailing party. In addition, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney's fees and expenses incurred in connection with such arbitration and any litigation arising hereunder.

14.  Employee's Address.  Upon termination, with or without cause, of his
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employment hereunder and for a period of one year thereafter, Employee shall advise BCT of his home and business addresses and the identity of his employer, including any changes therein.

15.  Entire Agreement; Amendment.  This Agreement represents the entire
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agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any prior offer, proposal, statement or representation, oral or written, made by or fore either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by BCT and Employee.

16.  Severability, Successors and Assigns.  Should any provision or clause
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hereof be held to be invalid, such invalidity shall not affect any other provision or clause hereof which can be given effect without such invalid provision. This Agreement shall inure to the benefit of and be binding upon BCT, its successors and assigns and upon Employee and his heirs, executors, administrators, or other legal representatives.

17.  Laws Applicable.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

BCT INTERNATIONAL, INC.

By:  Raymond J. Kiernan

William A. Wilkerson